Exhibit 99.1

ACTIVE POWER ANNOUNCES SECOND QUARTER RESULTS

AUSTIN, Texas (July 27, 2005) -- Active Power, Inc. (NASDAQ: ACPW) today announced results for its second quarter ended June 30, 2005.  Revenue for the second quarter of fiscal 2005 was $4.7 million, up 26% from the same period last year and up 36% from the previous quarter.

Net loss for the second quarter of 2005 was $5.6 million, or 12 cents per share, compared to a net loss of $6.1 million, or 14 cents per share, for the same period last year and a net loss of $5.3 million, or 12 cents per share in the first quarter of 2005.

Cash and investments usage for the quarter was $4.5 million, as compared to $5.5 million for the same period last year.  Cash and investments at June 30, 2005 were $55.2 million.

“We executed well on all major fronts during the second quarter,” said Joe Pinkerton, Chairman and CEO of Active Power.  “Sales through our Active Power branded channel grew during the quarter, which helped us increase gross margins by 32 percentage points relative to the same period last year.  We saw an increase in orders and shipments of our megawatt-class UPS systems in Q2, and expect this trend to continue over the next several quarters.  During the quarter we also shipped our extended runtime product, CoolAir™ DC, to Freescale Semiconductor and expect to ship additional CoolAir™ DC units to other high profile customers in the current quarter.”

Q2 Business Highlights:

•

Shipped the third evaluation unit of our battery-free extended runtime product, now being marketed as CoolAir™ DC, to Freescale Semiconductor, the third largest independent semiconductor company in the United States.  Freescale is also an end user of our flywheel-based products.

•	Announced in June the receipt of a 2 MVA megawatt-class UPS order for a food processing facility in Northern Africa, which we believe will be shipped and installed in Q3 and Q4 of this year.

•

Continued our success in the healthcare industry by shipping systems to eight healthcare or hospital facilities.  We also shipped units to several repeat customers for industrial processing applications.

•	Achieved positive gross margin for the quarter due primarily to an increase of sales through our Active Power branded channel. Direct sales constituted 59% of our revenue in Q2.

•	Shipped almost 6 MW of CleanSource DC products to customers in Q2. Sales of our DC flywheel solution during 2005 have continued to exceed our expectations.

•	Continued our strong international presence with shipments to six countries. International sales constituted 44% of revenue in Q2.

•	Sold our first UPS system sourced through GE Zenith Controls to a customer in the Caribbean.

Outlook:

Active Power expects Q3 2005 revenue to be approximately $4.5 to $5.5 million, and Q3 earnings per share to be a loss of approximately 10 to 12 cents.  We expect cash and investments usage in Q3 to be in the range of $6.0 to $7.0 million.

Conference call:
The Company will host a conference call today, Wednesday, July 27, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q2 results.  A replay of the webcast will be available until August 10th.  Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:
Active Power, Inc.  (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy.  An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource®, that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations. Active Power has also recently developed a new battery-free extended runtime product line (CoolAir™) based on its proprietary thermal and compressed air storage technology.

Cautionary Note Regarding Forward-Looking Statements:
This release may contain forward-looking statements that involve risks and uncertainties.  Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance;  and other factors detailed in our filings with the Securities and Exchange Commission.  Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.  Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc.  All other trademarks are the properties of their respective companies.

Active Power Contacts:
Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com
Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Product revenue	$4,157	$3,249	$7,088	$5,998
Service and spares revenue	517	466	1024	957

Total revenue	4,674	3,715	8,112	6,955
Operating expenses:
Cost of product revenue	4,119	4,422	7,364	7,909
Cost of service and spares revenue	497	456	1,041	1,020
Research and development	2,807	2,271	5,038	4,624
Selling, general & administrative	3,575	2,695	7,149	5,474
Litigation settlement expense	—	280	—	280
Amortization of deferred stock compensation	—	17	—	34

Total operating expenses	10,998	10,141	20,592	19,341

Operating loss	(6,324)	(6,426)	(12,480)	(12,386)
Interest income	418	272	796	669
Other income (expense)	(19)	61	(61)	—
Gain due to change in market value of investment rights	321	—	814	—

Net loss	$(5,604)	$(6,093)	$(10,931)	$(11,717)

Net loss per share, basic & diluted	$(0.12)	$(0.14)	$(0.23)	$(0.28)
Shares used in computing net loss per share, basic & diluted	48,586	42,375	47,361	42,304
Comprehensive loss:
Net loss	$(5,604)	$(6,093)	$(10,931)	$(11,717)
Unrealized gain (loss) on investments in marketable securities	58	(431)	(43)	(403)
Realized loss on marketable securities	7	—	7	—

Comprehensive loss	$(5,539)	$(6,524)	$(10,967)	$(12,120)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(Thousands)

	June 30, 2005	December 31, 2004

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,291	$17,625
Restricted cash	251	741
Short-term investments in marketable securities	30,682	21,308
Accounts receivable, net	3,187	4,143
Inventories	5,427	3,966
Prepaid expenses and other	520	1,028

Total current assets	60,358	48,811
Property and equipment, net	7,301	7,829
Intangible assets, net	669	725
Long-term investments in marketable securities	4,007	6,001
Deposits and other	188	—

Total assets	$72,523	$63,366

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,610	$1,649
Accrued expenses	4,971	3,410
Deferred revenue	326	214

Total current liabilities	6,907	5,273
Stockholders’ equity:
Common stock	49	43
Treasury stock	(2)	(2)
Additional paid-in capital	234,421	215,937
Accumulated deficit	(168,729)	(157,798)
Other accumulated comprehensive income	(123)	(87)

Total stockholders’ equity	65,616	58,093

Total liabilities and stockholders’ equity	$72,523	$63,366

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